Exhibit 99.1

PRESS RELEASE For Immediate Release Contact: Sean Dell’Orto (703) 336-4921

HIGHLAND HOSPITALITY CORPORATION ANNOUNCES THE

ACQUISITION OF TWO HOTELS AND THE SIGNING OF DEFINITIVE

AGREEMENTS TO ACQUIRE THREE ADDITIONAL HOTEL PROPERTIES

MCLEAN, VA, August 3, 2004 - Highland Hospitality Corporation (NYSE:HIH), a lodging real estate investment trust, or REIT, announced today the acquisition of two hotels, and the signing of two separate definitive agreements to acquire two additional hotels. The combined purchase price for the aforementioned four hotels consisting of 847 rooms is $81.3 million, or approximately $96,000 per room. In addition, the Company also announced the signing of a definitive agreement to acquire a to-be-built hotel upon completion of its construction.

The two acquired hotels, each of which is approximately three years old, are the 156-room Courtyard Savannah Historic District in Savannah, Georgia, and the 109-room Residence Inn Tampa Downtown in Tampa, Florida. These hotels were purchased from McKibbon Hotel Group, and McKibbon Hotel Management, Inc. of Tampa, Florida will continue to manage both of the hotels.

James L. Francis, Highland’s President and CEO, stated, “We are excited about our acquisition of these two assets. Both of these hotels are situated in the heart of their respective cities and will benefit from the high barriers to entry that exist in their downtown locations. The acquisition of these hotels is well-aligned with our strategy to invest in upscale limited-service and extended stay properties located within urban markets.”

PRESS RELEASE For Immediate Release Contact: Sean Dell’Orto (703) 336-4921

The 156-room Courtyard Savannah Historic District is adjacent to the Savannah Civic Center, just blocks away from the city center. The five-story, urban hotel was built in 2001, and offers approximately 1,500 square feet of meeting space, onsite parking and such amenities as high-speed internet access, an exercise room and an outdoor pool.

The 109-room Residence Inn Tampa Downtown is located one-half mile from the University of Tampa and one mile from the St. Pete Times Forum and Tampa Bay Convention Center. The seven-story, urban hotel was also built in 2001, and offers approximately 600 square feet of meeting space, onsite parking and such amenities as high-speed internet access, a full kitchen in each room, an exercise facility and an outdoor pool.

Highland Hospitality has also signed definitive agreements to purchase the 299-room Omaha Marriott in Omaha, Nebraska, and the 283-room Radisson Hotel Mount Laurel in Mount Laurel, New Jersey. The Company expects to close both transactions within the next 15 – 45 days.

Mr. Francis stated, “We are pleased to have reached agreement on these full-service assets, as we diligently work to close on a number of hotels within the next several weeks. Each of these hotels represents a different focus of our overall investment strategy. We believe that the Omaha Marriott is a solid market leader that will immediately provide attractive yields that will be enhanced through a conversion to a franchise arrangement. The Radisson Hotel Mount Laurel represents a repositioning opportunity where we will invest additional capital to significantly upgrade the hotel.”

Finally, the Company has also agreed to acquire the to-be-built, 210-room Courtyard Gaithersburg Washingtonian Center located in Gaithersburg, Maryland. Upon

PRESS RELEASE For Immediate Release Contact: Sean Dell’Orto (703) 336-4921

its completion, the nine-story urban limited-service hotel will be an addition to the existing Gaithersburg Washingtonian Center mixed-use development project, which contains upscale business, retail, entertainment and residential complexes. The Gaithersburg Washingtonian Center is located within the Washington, D.C. metropolitan area and provides convenient access to both downtown Washington D.C., via the Metro subway system, and the prominent technology corridor in Maryland. The hotel fits within the Company’s strategy to acquire urban, upscale, limited-service properties, and will be acquired upon completion, which is currently scheduled for the fourth quarter 2005.

Highland Hospitality Corporation is a self-advised lodging real estate investment trust, or REIT, focused on hotel investments primarily in the United States. With the acquisition of the two hotels from McKibbon Hotel Group, the Company now owns ten hotel properties with an aggregate of 2,481 rooms in five states. Additional information can be found on the company’s website at

www.highlandhospitality.com.

Certain statements and assumptions in this press release contain or are based upon “forward-looking” information and are being made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to risks and uncertainties. When we use the words “will likely result,” “ may,” “anticipate,” “estimate,” “should,” “expect,” “believe,” “intend,” or similar expressions, we intend to identify forward-looking statements. Such forward-looking statements include, but are not limited to, the impact of the transactions on our business and future financial condition, our business and investment strategy, our understanding of our competition and current market trends and opportunities and projected capital expenditures. Such statements are subject to numerous assumptions and uncertainties, many of which are outside Highland Hospitality Corporation’s control. The Company undertakes no obligation to publicly release the result of any revisions to these forward-looking statements that may be made to reflect any future events or circumstances.